Exhibit 99.1

TENNECO ANNOUNCES INTENTION TO DISCONTINUE ITS MARZOCCHI SUSPENSION BUSINESS

Lake Forest, Illinois, July 22, 2015 – Tenneco Inc. (NYSE:TEN) announced today its intention to discontinue its Marzocchi motor bike fork suspension business and its mountain bike business, and liquidate its Marzocchi operations.

These actions are subject to a consultation process with the employee representatives and in total would eliminate approximately 138 jobs. Tenneco currently employs 127 people at the Marzocchi plant in Bologna, Italy and an additional 11 people in its operations in North America and Taiwan.

Tenneco intends to assist its motor bike customers with the transition of current production to an alternative supplier and expects to complete the closure by the end of 2015.

“We sincerely regret the impact these actions would have on our Tenneco Marzocchi employees, and thank them for their tireless efforts to improve performance and reduce costs. Unfortunately, it was not enough to overcome continuing market challenges in the two-wheeler business,” said Brian Kesseler, chief operating officer, Tenneco. “We are committed to working with our employees’ representatives, and with our customers to make the transition as smooth as possible.”

This intended action is a part of Tenneco’s ongoing efforts to optimize its Ride Performance business globally while continuously improving its operations and increasing profitability.

Tenneco expects to record charges of approximately $27 million related to these actions in the third quarter which includes approximately $17 million of cash expenditures. These charges consist of severance and other employee related costs, asset impairment charges and other expenses related to the closure. The company anticipates improving financial results by approximately $7 million annually, beginning in 2016.

Tenneco is an $8.4 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 29,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive, commercial truck, and off-highway original equipment markets, and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

This press release contains or may contain forward-looking statements. Words such as “intends,” “anticipates,” “expects,” “will,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the company’s continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans, including any cost reduction initiatives we may undertake in Europe, and to realize anticipated benefits from these plans; (ii) the outcome of the mandatory union consultation procedure; (iii) workforce factors such as strikes or labor interruptions; and (iv) the timing and occurrence (or non-occurrence)

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of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding risk factors and uncertainty is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2014.

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Contacts:

Margie Pazikas

Media Inquiries

322 706 9025

mpazikas@tenneco.com

Bill Dawson

Media Inquiries

847 482-5807

bdawson@tenneco.com

Linae Golla

Investor Inquiries

847 482-5162

lgolla@tenneco.com